EXHIBIT 10.13

                    Hotel Purchase and Sale Contract between
                       CNL Real Estate Advisors, Inc. and
               Buckhead Residence Associates, LLC, relating to the
                     Residence Inn - Buckhead (Lenox Park)



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                                                            COMPLETED FACILITY
                                                                SALE/LEASEBACK








                        HOTEL PURCHASE AND SALE CONTRACT
                                 by and between




                         CNL REAL ESTATE ADVISORS, INC.,
                       a Florida corporation, or assigns,
                                    as BUYER


                                       and



                       BUCKHEAD RESIDENCE ASSOCIATES, LLC,
                       a Georgia limited liability company
                                    as SELLER


                        Premises: Buckhead Residence Inn


                                (Tenant:         )






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                                TABLE OF CONTENTS
                                                                        Page

         Definitions.....................................................  1

         Purchase and Sale of Premises...................................  4

         Purchase Price for Premises.....................................  4

         Closing Date....................................................  5

         Seller's Deliveries.............................................  6

         Conditions to Buyer's Obligation to Close.......................  8

         Conditions to Seller's Obligation to Close...................... 11

         Deliveries at Closing........................................... 12

         Closing and Other Costs, Adjustments and Prorations............. 13

         Inspections..................................................... 14

         Title to Premises; State of Title to be Conveyed................ 15

         Escrow Agent.................................................... 15

         Seller's Covenants, Representations and Warranties.............. 16

         Covenants of Seller Pending Closing............................. 18

         Eminent Domain.................................................. 19

         Casualty........................................................ 19

         Remedies Upon Default........................................... 20

         Notices......................................................... 20

         Brokerage Commissions........................................... 21

         Seller's Indemnification........................................ 22

         Hotel Operation Earn-Out........................................ 22

         Miscellaneous Provisions........................................ 23


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                        HOTEL PURCHASE AND SALE CONTRACT


         THIS HOTEL PURCHASE AND SALE CONTRACT (this "Agreement") made and entered into as of the Effective Date set forth herein, by and between BUCKHEAD RESIDENCE ASSOCIATES, LLC, a Georgia limited liability company, having a mailing address of c/o Stormont Trice Corporation, 3350 Cumberland Circle, Suite 1800, Atlanta, Georgia 30339 ("Seller"), and CNL REAL ESTATE ADVISORS, INC., a Florida corporation, or its assigns, having a mailing address at 400 East South Street, Suite 500, Orlando, Florida 32801 ("Buyer");

                              W I T N E S S E T H:

         WHEREAS, Seller is the fee simple owner of and is willing to sell a parcel of real property located in the City of Atlanta, Dekalb County, Georgia, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                  a. "Closing" shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement.

                  b. "Contracts" shall mean all service, sign, maintenance, management, operation, equipment and other personal property or service contracts, agreements or leases relating to the operation of the Premises and all space leases, if any, encumbering the Premises or any part thereof.

                  c. "Earnest Money Deposit" shall mean the Initial Earnest Money Deposit and the Second Earnest Money Deposit, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Earnest Money Deposit.

                  d. "Effective Date" of this Agreement shall mean that date upon which the last of the Buyer, Seller and Escrow Agent has executed this Agreement.

                  e. "Escrow Agent" shall mean First American Title Insurance Company, whose address is set forth in Section below.

                  f. "Extension Earnest Money Deposit" shall mean the $25,000.00 deposit to be given by Buyer to Escrow Agent pursuant to Section of this Agreement, which shall be added to and form a part of the Earnest Money Deposit, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Extension Earnest Money Deposit.


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                  g.  "Guarantor"  shall  mean,  collectively,   Stormont  Trice
Management   Corporation,   Stormont  Trice  Corporation,   and  Stormont  Trice
Development Corporation, each of which entities is a Georgia corporation and each of which entities shall join in the Lease, for the purpose of guaranteeing certain obligations under the Lease. The approval of Guarantor by Buyer shall be subject to Buyer's (or CNL American Realty Fund, Inc.'s) credit underwriting guidelines published from time to time, and the initial capitalization of Guarantor.

                  h. "Hazardous Materials" shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the "Hazardous Materials Laws") including, but not limited to, those materials or substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "pollutants" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. "Petroleum" for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

                  i. "Improvements"  shall mean the building consisting of a 150 suite hotel, known as the "Buckhead Residence Inn" and other related improvements to be conveyed by Seller to Buyer and leased by Tenant pursuant to the terms of this Agreement, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage systems and facilities, landscaping, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises.

                  j. "Initial Earnest Money Deposit" shall mean the deposit of $25,000.00 to be given by Buyer to Escrow Agent pursuant to Section 3.a of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Initial Earnest Money Deposit.

                  k. "Inspection Period" shall mean that period of time starting on the Effective Date of this Agreement and terminating forty-five (45) days following the later of i) the date upon which Buyer has received copies of the documents and materials regarding the Premises which Seller is required to furnish to Buyer pursuant to Section 5, 6.a and 6.b of this Agreement


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(the receipt of which shall be  acknowledged  by Buyer in writing  promptly upon receipt by Buyer of all such documents and materials), or ii) the date that Seller satisfies all of the contingencies and conditions set forth in Section 7 of this Agreement.

                  l. "Lease" shall mean that certain Lease Agreement to be entered into at Closing between Buyer, as lessor, Tenant, as lessee, and Guarantor, pursuant to which Tenant shall lease the Premises and Improvements from Buyer, an initial draft of which is attached hereto as Exhibit D.

                  m. "Permits" shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities.

                  n. "Permitted Exceptions" shall mean those items described on Exhibit B attached hereto, which are agreed upon by the Seller and Buyer within thirty (30) days after the Effective Date of this Agreement and other matters to which Buyer has consented during the Inspection Period.

                  o. "Personal Property" shall mean all of the furniture, fixtures, equipment, machinery, furnishings, carpets, drapes, service and maintenance equipment, tools, signs, landscaping equipment, telephone and other communications equipment, pool equipment, television and antenna equipment, television and video equipment, intercom equipment and systems, and any other personal property utilized in connection with the operation of the Premises, including, but not limited to, those items more particularly described on Exhibit B-1, attached hereto and made a part hereof. The Personal Property shall not include leased items or items owned by third parties which are subject to a written contract or agreement or which are owned by guests. Further, the Personal Property shall not include the Tenant's Personal Property, as hereafter defined.

                  p.  "Plans"  shall  mean  the  final   "as-built"   plans  and
specifications for the Improvements, which are to be furnished by Seller to Buyer pursuant to Section 5.a.i of this Agreement.

                  q. "Premises" shall mean that certain parcel of real property containing an area of approximately 2.0104 acres and being more particularly described on Exhibit A attached hereto, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller's rights, title and interest in and to
(i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

                  r. "Property" shall mean collectively the Premises, the Improvements and the Personal Property.

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                  s. "Purchase Price" shall mean $15,600,000.00.

                  t. "Second Earnest Money Deposit" shall mean the deposit of $131,000.00 to be given by Buyer to Escrow Agent pursuant to Section 3.b of this Agreement, as well as all interest earned thereon in the interest bearing money market account in which the Escrow Agent is required to place the Second Earnest Money Deposit.

                  u. "Tenant" shall mean Seller, in its capacity as lessee under the Lease, or a newly-created entity affiliated with Seller or Stormont Trice Corporation, which Seller may cause to enter into the Lease, as assignee or designee of Seller for such purpose, at Seller's option, but subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld but may be based upon a review by Buyer or its attorneys of such entities organization documents including partnership agreements, bylaws, articles of incorporation, as appropriate and other reasonable criteria.

                  v. "Tenant's Personal Property" shall mean all of the inventory of food and beverages (opened and unopened excluding alcoholic beverages) as well as all operating supplies such as guest supplies, linens, uniform, towels, paper goods, soaps, cleaning supplies, uniforms, food, beverages, consumables, guest supplies, china, glassware, silverware, vehicles, vehicle supplies, gasoline, fuel oil, working capital, bank account balances, software and other miscellaneous supplies and consumables utilized in connection with the operation of the Premises, including, but not limited to those items more particularly described on Exhibit B-2, attached hereto and made a part hereof.

                  w. "Title Company" shall mean First American Title Insurance Company, which shall issue the owner's policy of title insurance required hereunder by and through such agent as it shall select.

         2. Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller.

         3. Purchase Price for Premises. The Purchase Price for the Property shall be payable in the following manner:

                  a. Initial Earnest Money Deposit. Not later than five (5) days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer, Seller and Escrow Agent, Buyer shall deposit with Escrow Agent the Initial Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

                  b. Second Earnest Money Deposit. In the event this Agreement has not been previously terminated on or before the last day of the Inspection Period, then within two (2) business days after the expiration of the Inspection Period, Buyer shall deposit with Escrow Agent the Second Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.


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                  c. Earnest Money  Deposit.  After  clearance of funds,  Escrow
Agent shall hold the Earnest Money Deposit in an interest bearing money market account at a federally insured financial institution reasonably acceptable to Seller, Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number of CNL American Realty Fund, Inc., a Maryland corporation, being a proposed assignee of Buyer as contemplated in Section 22.a hereof. All interest earned on the Earnest Money Deposit, or any portion thereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement. The Earnest Money Deposit shall be credited to the cash due from Buyer at Closing and shall be paid over to Seller at Closing.

         Buyer shall have the right, at its option during the term of this Agreement, to substitute one or more letters of credit for all or any portion of the Earnest Money Deposit. The letter(s) of credit shall be drawn on Colonial Bank, N.A., or any other financial institution reasonably acceptable to Seller and shall name Escrow Agent as beneficiary. The letter(s) of credit shall not impose any conditions to the drawing thereof other than a certificate from the Escrow Agent that Escrow Agent is entitled to draw upon the letter of credit pursuant to the terms of this Agreement. If any letter(s) of credit do not have an expiration date of at least thirty (30) days after the Closing Date, then Buyer shall renew or extend such letter(s) of credit at least fifteen (15) days prior to the expiration thereof. If Buyer fails to deliver proper renewals or extension documentation prior to the deadline for same, then Escrow Agent shall draw upon the letter(s) of credit which have not been timely renewed or extended and hold the proceeds thereof as the Earnest Money Deposit under this Agreement. The letter(s) of credit shall be held and disbursed in the same fashion as the Earnest Money Deposit under this Agreement. Except when the proceeds of any letter of credit shall be promptly deposited into the registry of the court pursuant to the terms of this Agreement, the letter(s) of credit shall not be drawn upon by Escrow Agent until the Escrow Agent is otherwise authorized to deliver the Earnest Money Deposit to Seller pursuant to this Agreement (i.e., the letter(s) of credit may not be drawn upon until after the expiration of any applicable notice provisions set forth in Section 12 of this Agreement); provided, however, that notwithstanding any notice requirements in this Agreement, Escrow Agent shall be entitled to draw upon any expiring letter(s) of credit which are not timely renewed or extended pursuant to the terms of this Section, in which event Escrow Agent will hold and disburse the proceeds thereof in the manner set forth in this Agreement. At Closing, the letter(s) of credit shall be returned to Buyer and not credited against the Purchase Price otherwise due from Buyer at Closing.

                  d. Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 7.a hereof shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

         4.  Closing Date.

                  a. The Closing shall take place on a date (the "Closing Date") which is on, or at Buyer's option, before thirty (30) days following the expiration of the Inspection Period. If Buyer desires to close prior to the thirtieth (30th) day following the expiration of Inspection Period then Buyer may do so provided that Buyer provide Seller with at least five (5) business days prior written notice (the "Closing Notice") of the Closing Date (with a copy to Escrow

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Agent),  and the  Closing  shall  occur at the  offices of the Title  Company or
Seller's Counsel at such time and at such location as is mutually acceptable to Buyer and Seller. TIME IS OF THE ESSENCE HEREUNDER.

                  b. Notwithstanding the foregoing, Buyer shall be entitled to extend the Closing Date above for an additional period of thirty (30) days by
(i) delivering to Seller (with a copy to Escrow Agent) on or before the then scheduled Closing Date a written notice of Buyer's intent to so extend the Closing Date, and (ii) simultaneously delivering to the Escrow Agent the Extension Earnest Money Deposit hereunder. Thereafter if Buyer desires to close prior to the thirtieth (30th) day of such extension then Buyer may do so by providing to Seller the Closing Notice.

         5.   Seller's Deliveries.

                  a.  Within  ten  (10)  days  after  the Effective Date of this
Agreement:

                           i.  Seller  shall  deliver  to  Buyer  (at no cost to
Buyer) copies of any and all tests, surveys, examinations, plans, appraisals, permits, licenses, environmental studies or reports and other studies or investigations regarding the Premises which the Seller may have in its
possession  or  control,   specifically  including,   without  limitation,   the
following:

                                    (1)  All  existing   environmental  reports,
studies or surveys of the Premises which are in the possession, custody or control of Seller, Seller's legal counsel (provided that such documents required from Seller's legal counsel are non-privileged) or Seller's employees. Seller shall in good faith also attempt to obtain and deliver any other reports, studies, or surveys of the Premises which are in the possession, custody or control of Seller's contractors, agents or consultants. Seller shall in good faith also request a letter or certificate from the issuer of each report as may be requested by Buyer, certifying the same to Buyer and CNL American Realty Fund, Inc. or otherwise stating that Buyer and CNL American Realty Fund, Inc. are entitled to rely on the same; provided that such certificates shall be at no cost to Seller.

                                    (2) If Tenant  is a  different  entity  than
Seller, a current operating statement (if applicable), profit and loss statement (if applicable), balance sheet and other financial information for Tenant reasonably requested by Buyer, certified as true, correct and complete by Tenant, reflecting Tenant's ability to pay rent and perform its other Lease obligations. Further, the financial information of Guarantor shall also be expressly subject to review by Buyer for the purposes of satisfying Buyer's (or CNL American Realty Fund, Inc.'s credit underwriting guidelines, as published from time to time.

                                    (3) A current letter or certificate  from an
appropriate municipal, county or other governmental representative confirming the zoning classification for the Premises and, if possible, identifying the permitted uses under such classification.

                                    (4)   Final   "as-built"   Plans   for   the
Improvements;


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                                    (5)   All   Permits,    including    without
limitation, a certificate of occupancy for the use and occupancy of the Premises by Tenant and a current, valid liquor license.

                                    (6) All warranties and guaranties pertaining
to the Improvements, specifically including the manufacturer's roof membrane warranty issued with respect to the building comprising the Improvements.

                           ii.  Seller  shall  deliver  to Buyer  (at no cost to
Buyer) true and correct copies of all Contracts and any operation, management and/or franchise agreements in connection with the operation of the Premises or any part thereof, including without limitation, a copy of that certain Franchise Agreement by and between Seller and Marriott International, Inc. for the operation of a Residence Inn by Marriott franchised hotel at the Premises (the "Franchise Agreement").

                           iii. Seller shall provide to Buyer a copy of the most
recent tax bill (and paid receipt therefor) with respect to ad valorem real property taxes and assessments levied or assessed with respect to the Premises.

                           iv. Seller shall conduct an inventory of the Personal
Property and Tenant's Personal Property and provide Buyer with notice of the date and time for the conducting of such inventory. Buyer shall be entitled to have a representative present to monitor and participate in such inventory. Thereafter Seller shall provide to Buyer the written results of such inventory identifying the type, quantity and Seller's purchase price and/or cost basis for each item of Personal Property and Tenant's Personal Property.

                           v.  Seller  shall  provide to Buyer  copies of all of
Seller's insurance policies currently in effect with respect to the Premises together with copies of all claim's logs, loss runs, claim's notices and similar documents which catalog and chronicle the status of all claims or potential claims threatened or made against Seller, its manager or the Premises.

                           vi. Seller shall  deliver to Buyer true,  correct and
complete copies of all operating and income statements and reports effecting or relating to the operation of the Premises.

         Such documents and information shall be utilized solely for the purpose of evaluating Buyer's proposed acquisition of the Property. By accepting delivery of such documents and information, Buyer shall have acknowledged that Seller has made, and is making, no representation or warranty, express or implied, as to the accuracy of completeness of such documents and information which were prepared by third parties other than that Seller represents and warrants that it is not aware of any inaccuracy, omission or misstatement with respect to the same except as specifically disclosed by Seller in writing to Buyer, and Seller shall incur no liability to Buyer or any other third party by reason of furnishing or making such document and information available to Buyer consistent with the foregoing understanding. Buyer agrees that it will make its own independent investigations and studies with respect to the Property and all aspects thereof, and will rely thereon and on the advice of its consultants concerning its proposed acquisition of the Property. Seller agrees to reasonably cooperate with Buyer in Buyer's investigations and studies with respect to the Property; provided, however, Seller shall not be

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obligated to expend  funds to third  parties  (other than its legal  counsel) in doing so, unless expressly provided otherwise in this Agreement. In the event the Closing does not occur, Buyer shall return all such documents and information provided by Seller. Buyer's obligation to return such documents and information provided by Seller shall survive the termination or cancellation of this Agreement.

         6. Conditions to Buyer's Obligation to Close. Buyer's obligation to purchase the Property on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner and within the time limits herein specified:

                  a. Within  twenty (20) days after the  Effective  Date of this
Agreement: Seller shall have obtained and delivered a copy to Buyer, the written consent of Marriott International, Inc. in a form reasonably satisfactory to Buyer, to the purchase, sale and lease transactions contemplated by this Agreement.

                  b. Within forty-five (45) days after the Effective Date of this Agreement:

                           i.  Buyer  shall  obtain a current  appraisal  of the
Premises prepared by an MAI appraiser acceptable to Buyer, complying with all applicable statutory requirements, specifically including the Appraisal Standards for Federally-Regulated Transactions, as required by the Federal Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") and related or subsequent regulations.

                           ii.  Buyer  shall  obtain  a  current   Environmental
Assessment of the Premises, prepared by a licensed environmental engineer acceptable to Buyer, certified to Buyer and CNL American Realty Fund, Inc. and stating whether there is any evidence of Hazardous Materials contamination on or affecting the Premises. Said Environmental Assessment shall meet then current protocols established by the American Society for Testing and Materials under Designation E-1527 (Standard Practices for Environmental Site Assessments/Transaction Screen Process).

                           iii. Buyer shall, at its option, obtain an "as-built"
survey for the Premises with the seal and signature of a registered engineer or surveyor, which survey shall (a) include the metes and bounds description of all parcels comprising the Premises, (b) indicate that all parcels comprising the Premises are contiguous, (c) be certified to Buyer and the Title Company, (d) show the location and dimension together with recording information of all easements which encumber or are appurtenant to the Premises, and whether the same are encroached upon by the Improvements or shall interfere with the use of, or access to, the Premises and the Improvements thereon, or cross the property of others in the absence of properly recorded easements therefor, (e) show the location and dimension of the Improvements (including the location and number of any parking spaces), (f) indicate whether there exists any violation of height and building restrictions and setback and parking requirements and (g) shall be accompanied by a certificate from the Surveyor in the form attached as Exhibit C.

                           iv. Buyer shall obtain a UCC-11 search for Seller and
each Guarantor.

                  c.   Within the Inspection Period:

                           i.  The   terms  of  this   Agreement   and   Buyer's
obligations hereunder shall have been approved by the Board of Directors of CNL American Realty Fund, Inc., a Maryland corporation.

                           ii.  Buyer  shall  have  approved  the  zoning of the
Premises and its compliance with applicable zoning and subdivision laws, including without limitation the documents which Seller is required to furnish Buyer pursuant to Section 5.a.i.(3) above.

                           iii. Buyer and Tenant shall have mutually agreed upon
all of the terms and conditions of the Lease to be entered into at Closing. In connection therewith, Buyer and Tenant shall, during the first thirty (30) days of the Inspection Period, negotiate the terms and provisions of the Lease on the basis of (but shall in no way be bound by) the form of Lease attached hereto as Exhibit D, and shall act in a commercially reasonable manner in such negotiations.

                           iv. Buyer shall have obtained,  reviewed and approved
a Commitment from the Title Company for an owner's title insurance policy (ALTA form) with respect to the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price (the "Title Commitment"), together with the following:

                                    (1)  All  exceptions  and  appurtenances  to
title referred to in the Title Commitment;

                                    (2)  All    proposed     exceptions    and
appurtenances  to title  which are  intended  to be of record as of the  Closing
Date;

                                    (3)  A  50-year   chain   of   title  report
evidencing the record ownership of the Premises during the preceding 50 years, accompanied by copies of the deeds and other instruments evidencing such record ownership.

                           v.  Buyer   shall   have   approved   any   financial
information on the Tenant which Seller is required to furnish to Buyer pursuant to Section 5.a.i.(2) above.

                           vi. Buyer and Tenant (if different than Seller) shall
have approved the Plans which Seller is required to furnish to Buyer pursuant to
Section 5.a.i above.

                           vii. Buyer shall have received a certificate  from an
inspecting architect acceptable to Buyer substantially in the form attached hereto as Exhibit E (or otherwise reasonably acceptable to Buyer), and a certificate from an inspecting civil engineer acceptable to Buyer substantially in the form attached hereto as Exhibit F (or otherwise reasonably acceptable to Buyer). Seller shall pay all costs in connection with obtaining the aforesaid certificates.

                           viii.   Buyer  shall  have   approved   the  Permits,
warranties, guaranties, Contracts, and agreements, copies of which Seller is required to furnish to Buyer pursuant to Section 5.a.i.(5), 5.a.i.(6) and 5.a.ii above, the originals of which shall be delivered to Buyer at the Closing.

                           ix. Buyer shall have  received  evidence that legally
sufficient parking is available on the Premises without the benefit of any parking easements created on adjacent property to comply with applicable zoning requirements and that all utilities are available to and in service at the Improvements.

                           x. Buyer shall have otherwise determined, in its sole
and absolute discretion, that the Property is satisfactory to Buyer.

         In the event that Buyer does not terminate this Agreement prior to the expiration of the Inspection period, Buyer shall, within two (2) business days after the expiration of the Inspection Period, deliver the Second Earnest Money Deposit to the Escrow Agent to be held and disbursed by Escrow Agent together with the Initial Deposit.

                  d. On or before the Closing Date:

                           i.  Tenant  shall  have  approved  and  accepted  the
completed Improvements and all utility services thereto and agreed to execute and deliver the Lease and accept possession of the Premises in their existing condition at Closing, any other conditions precedent to the Tenant's execution of the Lease and obligation to begin paying rent pursuant to the Lease shall have been satisfied, Tenant shall in fact be paying rent, and there shall exist no event which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Lease.

                           ii. The  representations and warranties of Seller set
forth in Section 13 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

                           iii. Tenant shall not, at any time during the term of
this Agreement, file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

                           iv.  There have been no material  adverse  changes to
the environmental condition of the Premises from that set forth in the Environmental Assessment obtained by Buyer during the Inspection Period.

                           v. Buyer  shall have  received  the Title  Commitment
"marked-up" and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner's policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions.

                           vi. Title  Company  shall deliver to Buyer a "closing
protection" or "insured closing" letter, evidencing the authority of any agent of Title Company which conducts the Closing and issues the Buyer's owner's policy of title insurance for or on behalf of Title Company.

                           vii.  Buyer shall have received an updated  appraisal
of the Premises meeting the requirements of Section 6.b.i above and reflecting that the value of the Premises is equal to or greater than the Purchase Price; provided, however, that any such updated appraisal shall only be required if there has been a condemnation or casualty which has been repaired or restored pursuant to Sections 15 or 16, respectively, of this Agreement prior to Closing.

         If the foregoing contingencies are not satisfied or waived in writing by Buyer within the respective time periods set forth above, then in addition to any rights afforded by Section 4 and Section 17 of this Agreement, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent in accordance with and subject to the provisions of
Section 12.b below, whereupon the Earnest Money Deposit shall be returned to Buyer and this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder except as expressly provided in this Agreement.

         7. Conditions to Seller's Obligation to Close. Seller's obligation to sell the Property on the Closing Date shall be subject to the satisfaction of the following contingencies and conditions in the manner and within the time limits herein specified:

                  a. Within ten (10) days after the Effective Date of this Agreement, Seller shall have obtained from all of its members written consent to the purchase, sale and lease transactions contemplated by this Agreement;

                  b. Within twenty (20) days after the Effective Date of this Agreement, Seller shall have obtained from Marriott International, Inc., written consent to the purchase, sale and lease transactions contemplated by this Agreement, which consent shall provide for the recognition and continuation of the Franchise Agreement after Closing; and

                  c. Within thirty (30) days after the Effective Date of this Agreement Seller shall have obtained written consent from Berkeley Federal Bank & Trust, FSB, and Heller Financial, Inc., to the purchase, sale and lease transactions contemplated by this Agreement.

         If and when each of the foregoing contingencies and conditions are satisfied, Seller shall provide Buyer with written notice of the same together with a copy of any and all such documents evidencing the consent or approval so obtained by Seller. In the event that Seller does not satisfy the contingency and condition set forth in Section 7.c. above within the prescribed period of time, Seller shall be entitled to a twenty (20) day extension of said time period in order to satisfy said contingency and condition. Seller shall be entitled to such an extension upon Seller's written notice to Buyer prior to the expiration of the original thirty (30) day time period. If each of the foregoing contingencies and conditions are not satisfied or waived in writing by Seller within the respective time periods set forth above, as the same may be extended as specifically set forth herein, Seller shall be entitled to terminate this Agreement by delivering written notice thereof to Buyer and Escrow Agent in accordance with and subject to the provisions of Section 12.b below, whereupon the Earnest Money Deposit shall be returned to Buyer, Seller shall pay to Buyer a termination fee equal to the amount of Buyer's out-of-pocket costs and expenses including attorneys fees and costs incurred hereunder from and after the Effective Date of this Agreement (the "Termination Fee") and this Agreement shall thereafter terminate and become null and void and the parties hereto shall be relieved of all obligations hereunder, except as expressly provided in this Agreement.

         8. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

                  a.  Seller shall deliver to Buyer:

                           i.  An  appropriate  "Seller's  Affidavit"  or  other
acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances arising under Seller (other than the Permitted Exceptions) naming both Buyer and Title Company as benefitted parties, so as to enable Title Company to delete the "standard" exceptions for such matters from Buyer's owner's policy of title insurance and otherwise insure any "gap" period occurring between the Closing and the recordation of the closing documents.

                           ii.  A  duly  executed  Limited  Warranty  Deed  with
respect to the Premises, subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit G.

                           iii. A duly executed Limited  Assignment of Licenses,
Permits, Plans, Contracts and Warranties with respect to the Premises in the form attached as Exhibit H, together with all of the documents assigned thereby.

                           iv. A duly  executed  Limited  Warranty  Bill of Sale
(the "Bill of Sale") transferring all of Seller's rights, title and interest in the Personal Property including Seller's right, title and interest in any telephone numbers, P.O. Boxes and numbers associated therewith so as to assure a continuity in operation and communication in the form attached as Exhibit "I".

                           v.  Duly   executed   counterparts   of  the  closing
statement.

                           vi. Duly executed counterpart of the Lease.

                           vii. An opinion from  Seller's  counsel,  in form and
substance reasonably acceptable to Buyer and Buyer's legal counsel, relating to due organization and good standing of Seller, the due authorization, execution and delivery of the closing documents by Seller and the enforceability of the Lease against Tenant. Buyer and Seller will finalize the form and content of the opinion from Seller's counsel within the first thirty (30) days of the Inspection Period.

                           viii. An appropriate  FIRPTA Affidavit or Certificate
by  Seller,  evidencing  that  Seller  is not a foreign  person or entity  under
Section 1445(f)(3) of the Internal Revenue Code, as amended.

                           ix. All certificates of insurance,  insuring Buyer as
the owner of the Premises, which are required by the Lease to be furnished by the Tenant to the landlord.

                           x. Such other closing  documents as are reasonably or
legally necessary and proper in order to consummate the transaction contemplated by this Agreement.

                  b. Buyer shall deliver to Seller:

                           i.  The  Purchase  Price,  less  all the  deductions,
prorations, and credits provided for herein.

                           ii.  Duly  executed   counterparts   of  the  closing
statement.

                           iii. Duly executed counterpart of the Assignment.

                           iv. Duly executed counterpart of the Lease.

         9. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

                  a. The Buyer shall be charged with the following items, all of which shall be added to the Purchase Price payable to Seller at the Closing for purposes of determining Lessor's Investment and the annual rent due under the Lease as noted above: (i) all recording charges including recording the deed;
(ii) the cost of the survey and any updated survey required hereunder; (iii) the cost of the owner's policy of title insurance (ALTA Form, including any additional premiums to delete the "standard" exceptions for parties in possession, matters of survey and construction lien claims, and to issue such Endorsements as Buyer may request, provided the same are permitted by law and customary in similar transactions); (iv) all costs and fees charged by the Escrow Agent or the Title Company; (v) environmental assessment and update chain of title report and appraisal required hereunder; and (vi) legal fees and expenses of Buyer and Seller (which legal fees of Seller shall not exceed $25,000.00).

                  b. The Seller  shall be charged  with the  following  items at
Closing: the usual and customary costs and expenses set forth in a settlement statement with respect to the conveyance of a commercial property (excluding only those expenses specifically described above as the responsibility of Buyer) and including without limitation (i) costs of removing any lien or assessment of a liquidated sum required to be discharged hereunder or other encumbrance which Seller has agreed to discharge hereunder in order to convey title to the
Premises, the Personal Property as herein provided, including, without limitation, any prepayment penalties or fees incurred in connection therewith, and (ii) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities (including those transfer taxes customarily paid by a grantor); (iii) the cost of the architect's and engineer's certificates; (iv) cost penalty or fee in connection with obtaining the approval by the franchisor of the transfer of the Franchise Agreement or title to the Premises and (v) the brokerage commission due to the Broker (as hereafter defined).

                  c. As the Lease is to be entered into between Buyer and Tenant effective as of the Closing Date, it shall not be necessary for rent or any other charges payable under the Lease to be prorated at Closing, and all rent and other charges payable by Tenant under the Lease shall be the property of Buyer.

                  d. Taxes, assessments, utility charges and other charges and assessments shall be not prorated as of Closing, as Seller shall be responsible for such matters relating to the period prior to Closing, and Tenant shall be responsible for such matters from and after Closing. Certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by Seller. Seller shall also pay and be responsible for any "rollback" taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Premises or any improper or inadequate assessment of the Premises for the period prior to the Closing, which obligation shall expressly survive the Closing.

                  e. Accounts payable and accounts receivable shall be the responsibility and property of Seller for all such accounts relating to the period prior to Closing, and of Tenant for all such accounts relating to the period from and after the Closing.

                  f. Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued with respect to all individuals employed by Seller at the Premises relating to the period prior to Closing and Tenant shall be responsible for payment of all wages and benefits relating to the period at, upon and after Closing. At no time hereunder, upon Closing or under the Lease shall any of the employees at the Premises be deemed the employees of Buyer or deemed to be transferred to Buyer and Seller shall be responsible to the extent necessary or required, for causing all employees at the Premises to be terminated as of Closing and rehired by Tenant as of the Closing, and, if required, Seller will comply with the notice requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar state or local legislation with respect to such employee matters. It is expressly understood and agreed that Buyer is not responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee of the Premises or of Seller attributable to any time period up to, upon and after Closing. There shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements that shall survive Closing which shall be binding upon Buyer or enforceable against the Premises. In connection with the foregoing matters, Seller shall indemnify, save, insure and hold harmless Buyer from and against any and all liability, loss, damage, cost and expense, including, without limitation reasonable attorney's fees and costs, in connection with or arising out of any claims by or related to the employees at the Premises which indemnity and hold harmless agreement shall survive the Closing.

         10. Inspections. Buyer through its agents, employees and independent contractors shall have the right from time to time during the Inspection Period and continuing through the Closing Date, upon prior notice to Seller, to enter the Premises for the purpose of inspecting the same and performing environmental and other tests thereon. Buyer shall indemnify and hold harmless Seller and its contractors, agents, employees and affiliates from and against any claims, losses, damages and costs arising out of any inspection of and testing at the Premises by Buyer, its agents and representatives which indemnity and hold harmless agreement shall survive the Closing, rescission, expiration, cancellation or termination of this Agreement. Buyer shall not, and shall not permit its agents or representatives to, disrupt Seller's activities at the Premises.

         11. Title to Premises; State of Title to be Conveyed. At the Closing, Seller shall convey fee simple title to the Premises to Buyer, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matters consented to in writing by Buyer pursuant to Sections 6.c.iv and 14.a hereof.

         12. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

                  a. After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

                  b. The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

                           i. To Buyer upon receipt of notice of  termination of
this Agreement by Buyer and/or Seller at any time prior to the expiration of the Inspection Period.

                           ii.   To Seller at Closing.

                           iii.  To  Seller  upon  receipt  of  written   demand
therefor ("Seller's Demand for Deposit") stating that Buyer has defaulted in the performance of Buyer's obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section 12.c of this Agreement nor thereafter, if the Escrow Agent shall have received a "Notice of Objection" (as hereinafter defined) from Buyer within such ten (10) day period.

                           iv. To Buyer upon receipt of written demand  therefor
("Buyer's Demand for Deposit") stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in Section 12.b.i above, or that Seller has defaulted in the performance of any of Seller's obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 12.c of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

                  c. Within two (2) business days of the receipt by the Escrow Agent of a Seller's Demand for Deposit or a Buyer's Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 16 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the "Notice of Objection") of such objection to the Escrow Agent in the manner provided in Section of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section 12.b of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

                  d. In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section 12.b of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall draw upon the letter(s) of credit and deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option, elect in order to terminate the Escrow Agent's duties including, but not limited to, drawing upon the letter(s) of credit and depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

                  e. The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

                  f. Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

                  g. The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

         13. Seller's Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Property, Seller makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Property for a period of one year after the Closing Date.

                  a. Subject to the provisions of Section 7, Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

                  b. Seller holds fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances, if any, which will be paid and discharged at or prior to the Closing. Seller has no knowledge of any condition or state of facts which would preclude, limit or restrict the business operations contemplated, pursuant to the terms of the Lease, to be conducted by Tenant at the Premises.

                  c. Except for construction warranties with respect to the Improvements, there are no service or maintenance contracts affecting the Property to which Buyer will be bound upon Closing.

                  d. To the best of Seller's  knowledge,  the  Premises  and the proposed use thereof by Tenant and the condition thereof do not violate any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Premises, and are not designated by any governmental agency to be in a flood plain area.

                  e. As of the Closing Date (i) there shall exist no event which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Lease; (ii) Tenant shall not have any defense, set-off or counterclaim in respect of its obligations under the Lease arising as a result of Seller's actions or activities, or those of Seller's employees, agents or contractors; and (iii) all leasing commissions and fees with respect to the Lease, if any, have been paid in full by Seller or Tenant.

                  f. There is no pending or, to Seller's knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Property.

                  g.  Seller is not a "foreign  person"  within  the  meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

                  h. To the best of Seller's knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Premises.

                  i. The Premises are a separate parcel for real estate tax assessment purposes.

                  j. All of the financial data regarding the construction, ownership and operation of the Property that Seller has provided to Buyer is true, complete and correct.

                  k. To the best of Seller's knowledge, the Improvements have been constructed in accordance with (i) the Plans and (ii) applicable building codes, laws and regulations in a good, substantial and workmanlike manner.

                  l. To the best of Seller's knowledge, no Hazardous Materials are, will be, have been, stored, treated, disposed of or incorporated into, on or around the Premises in violation of any applicable statutes, ordinances or regulations; the Premises are in material compliance with all applicable environmental, health and safety requirements; any business currently or, to the best of Seller's knowledge, heretofore operated on the Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; and Seller has no notice of any pending or, to the best of Seller's knowledge, threatened action or proceeding arising out of the condition of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

                  m. As of the date hereof and the Closing Date there is, to the best of Seller's knowledge and shall exist no event which is or would, with the giving of notice or passage of time or both, constitute an event of default under the Franchise Agreement.

                  n. Seller specifically acknowledges and understands that where Seller actually knows of any fact(s) materially, adversely affecting the value of the Property, whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer. Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, and except with respect to general market conditions applicable to the Property to which Seller makes no representation and warranty, Seller has no knowledge of any other fact(s) materially adversely affecting the value of the Property whether or not said fact(s) is/are readily observable.

         All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date, but not subsequent to the Closing Date, and shall survive the Closing Date for a period of one year.

         14. Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

                  a. Seller shall not enter into any contracts for services or otherwise that may be binding upon the Property or upon the Buyer subsequent to Closing, nor grant any easements or licenses affecting the Premises, nor take any legal action in connection with the Property which will affect Buyer's title to the Property, nor enter into any leases of space in the Premises, without the express prior written consent of Buyer. Buyer's consent may be withheld at Buyer's sole option; however, Buyer's response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

                  b. Seller shall within two (2) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters or notices received by Seller relating to or in any manner affecting the Property in a material, adverse manner.

                  c. Seller shall, at no expense to Seller, reasonably cooperate with Buyer in connection with Buyer's obtaining any insurance which may be required to be maintained by Buyer with respect to the Premises following the Closing.

                  d. Seller will continue operating the hotel operation at the Premises in as good or better manner as it has been operating since opening. Seller will maintain adequate levels of Personalty items necessary to operate the hotel. Seller will comply with all laws and contracts affecting the Premises and will maintain all Permits, Contracts and the Franchise Agreement in good standing. Seller will maintain and repair the Premises and Improvements in the ordinary course of business. Seller agrees to promptly notify Buyer in writing of any material change in the condition of the Premises, Improvements or the operation of the hotel.

         15. Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. If such condemnation gives Tenant, or will upon execution of the Lease, give Tenant the option to terminate the Lease and if Tenant exercises such option or refuses to modify the form of the Lease to specifically acknowledge and accept such condemnation, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder except as expressly provided in this Agreement. If such condemnation does not give Tenant the option to terminate the Lease, or if it gives Tenant the option to terminate the Lease and Tenant waives such option in writing, and if Seller or Seller's lender, if any, agrees to make the proceeds of any condemnation award available for reconstruction of the Improvements, then Seller will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof. All excess proceeds of such condemnation shall be delivered to Buyer at closing or credited against the Purchase Price.

         16. Casualty. If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. If such casualty will upon execution of the Lease, give Tenant the option to terminate the Lease and if Tenant exercises such option or refuses to modify the form of the Lease to specifically acknowledge and accept such casualty, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such casualty does not give Tenant the option to terminate the Lease, or if it gives Tenant the option to terminate the Lease and Tenant waives such option in writing, and if Seller or Seller's lender, if any, agrees to make the proceeds of insurance available for reconstruction of the Improvements, then the parties shall proceed with the Closing in accordance with, and subject to the terms hereof. In such event, all such proceeds of any insurance will be applied toward reconstruction subject to the rights of Tenant in such proceeds under the Lease and the rights of Seller's lender, if any, to receive and disburse the proceeds of any insurance. In the event Buyer, at its option, elects to close this transaction prior to the completion of restoration, then the proceeds of any insurance will be assigned to Buyer and Seller will credit Buyer at Closing with an amount equal to the deductible under the applicable insurance policy and any amounts reasonably determined by Buyer to constitute the difference between (i) the amount of the insurance proceeds (and deductible) and (ii) the cost of reconstruction.

         17.  Remedies Upon Default.

                  a. In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the aggregate amount of the Initial Earnest Money Deposit, the Second Earnest Money Deposit and the Extension Earnest Money Deposit (but only if and to the extent the same has been delivered by Buyer to Escrow Agent) is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Initial Earnest Money Deposit, the Second Earnest Money Deposit and the Extension Earnest Money Deposit (but only if and to the extent the same has been delivered by Buyer to Escrow Agent), and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

                  b. In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date (including, without limitation, by failing or refusing to deliver any items required to be delivered pursuant to
Section 5 or Section 6 of this Agreement), Buyer as its sole and exclusive remedies (except as specified below) shall be entitled to (i) receive a refund of the Earnest Money Deposit and terminate this Agreement, or (ii) compel specific performance of this Agreement, or (iii) if specific performance is not possible or if Buyer elects not to pursue specific performance, recover damages incurred as a result of such default, which shall include damages resulting from a breach of any warranty or representation of Seller as of the Closing even if the same is not discovered until after the Closing, to the extent the same survive the Closing. If Buyer desires to elect the remedy described in the foregoing clause (i), Buyer shall give Seller written notice of any alleged default and Seller shall have a period of fifteen (15) days, but not later than the Closing Date, to cure such default.

         18. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

         If to Seller:               Buckhead Residence Associates, LLC
                                     c/o Stormont Trice Corporation
                                     3350 Cumberland Circle, Suite 1800
                                     Atlanta, Georgia 30339
                                     Attn:  Mr. James M. Stormont, Jr.
                                     Phone: (770) 850-3302
                                     Fax: (770) 850-3322

         with a copy to:             Robert G. Pennington, Esquire
                                     King & Spalding
                                     191 Peachtree St. N.E.
                                     Atlanta, Georgia
                                     Phone:  (404) 572-3369
                                     Fax:    (404) 572-5148

         If to Buyer:                CNL Real Estate Advisors, Inc.
                                     400 East South Street
                                     Suite 500
                                     Orlando, Florida  32801
                                     Attention: Mr. Charles A. Muller
                                     Phone:  (407) 422-1574
                                     Fax:    (407) 428-9370

         with a copy to:             Richard J. Fildes, Esquire or
                                     William T. Dymond, Esquire
                                     Lowndes, Drosdick, Doster, Kantor &
                                       Reed, P.A.
                                     215 North Eola Drive
                                     Post Office Box 2809
                                     Orlando, Florida  32802
                                     Phone:  (407) 843-4600
                                     Fax:    (407) 423-4495

         If to Escrow Agent:         First American Title Insurance Company
                                     National Division
                                     5775D Glenridge Drive
                                     Suite 400
                                     Atlanta, Georgia  30328
                                     Attention:  Dick Holloway
                                     Phone:  (800) 328-2642
                                     Fax:    (404) 303-1235

         19. Brokerage Commissions. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Buyer and Tenant and/or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Premises except for Hodges

Ward Elliott, Inc. (the "Broker") to whom Seller has agreed, by separate agreement, to pay a commission if and only if the transaction contemplated by the Agreement closes. Seller acknowledges and warrants that Buyer shall have no obligation or liability for any commission or fee to Broker hereunder or under the Lease. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys' fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

         20. Seller's Indemnification. Seller acknowledges and agrees that Buyer does not intend to become an operator of the Premises or the hotel business conducted thereon following the Closing and accordingly agrees to, along with Stormont Trice Management Corporation, indemnify, save, insure and hold harmless Buyer from and against any and all loss, cost, damage, injury or other liability including, without limitation, reasonable attorneys' fees and costs, arising out of or in any way connected with Seller's ownership and operation of the Premises including the operation of a Residence Inn by Marriott Suite Hotel whether arising before or after the Closing, but excluding specifically the intentional or willful acts of Buyer, its agents, officers, employees and contractors, if any, in the direct operation of the Premises. The obligation of Seller and Stormont Trice Management Corporation hereunder shall survive the Closing.

         21. Hotel Operation Earn-Out. Seller and Buyer agree that Seller, through the efforts of Tenant and/or Stormont Trice Management Corporation, shall have an opportunity following the Closing hereunder to earn additional sale proceeds (the "Earn-Out") in an amount not to exceed in the aggregate ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the "Maximum Earn-Out") on the terms and subject to the conditions set forth hereinbelow. The Seller's right to receive Earn-Out shall be based upon and calculated in accordance with the following:

                  a. On the date which is twelve (12) months from and after the Closing hereunder and each six (6) month period thereafter through and including the six (6) month period ending with the thirty-sixth (36th) month following the Closing hereunder, Seller shall cause the Tenant to provide to Buyer a certified operating statement for the preceding twelve (12) month period which reflects the earnings before interest, taxes, depreciation and amortization for the Premises during such period (the "EBITDA"). The EBITDA shall be calculated in accordance with the Uniform System of Accounts for Hotels, as published from time to time by the International Association of Hotel Accountants and adopted by the American Hotel-Motel Association currently in its 9th edition, and shall specifically contemplate as expenses, management fees, franchise fees and other fees and costs and shall be consistent with the operating statements for the Premises. The parties agree, however, that for purposes of this calculation the management fees which are subordinated to the rental payments under the Lease, shall be added back in to EBITDA. The EBITDA shall be combined with the net operating income for the Gwinnett Residence Inn calculated in the same manner and for the same time period (the "Gwinnett EBITDA") which Gwinnett Residence Inn is to be simultaneously purchased by Buyer pursuant to that certain Hotel Purchase and Sale Contract by and between Gwinnett Residence Associates, LLC and Buyer of event date herewith (the "Gwinnett Contract"). The combined EBITDA and Gwinnett EBITDA shall be called the "Gross EBITDA" hereunder. The parties shall then apply a factor of 7.44 times Gross EBITDA to determine the level of investment/purchase price that is supported by the existing EBITDA assuming a 10.75% lease rate with a 1.25 lease coverage ratio (e.g. Gross EBITDA x 7.44 = Investment/Purchase Price). To the extent that the resulting level of investment/purchase price supported by the EBITDA as determined above exceeds the combined amount which Buyer has paid as the purchase price for the Premises and the Gwinnett Residence Inn (the "Actual Investment") then Buyer will advance Earn-Out equal to said amount up to the Maximum Earn-Out. For purposes hereof the Actual Investment shall be the sum of the purchase price paid for the Premises and the Gwinnett Residence Inn together with all closing costs and expenses paid by Buyer hereunder or under the Gwinnett Contract including those costs and expenses set forth in Section 9 hereunder.

                  b. Buyer and Seller agree that Seller shall be responsible for and shall pay when due any and all costs and expenses in connection with the payment of Earn-Out including, without limitation, real estate conveyance and other transfer taxes, the cost of endorsing Buyer's title policy to increase the amount of insurance thereunder and any brokerage commissions or fees.

                  c. From and after each payment of Earn-Out as contemplated hereunder the "Base Lease Rate" as more particularly defined in the Lease shall be recalculated based upon the new investment level of Buyer in the Premises. The new investment level shall include the portion of the Earn-Out paid to date which is attributable to the Premises. The parties agree that the portion of Earn-Out attributable to the Premises shall be based upon the same percentage that the percentage of the original investment level of Buyer in the Premises (i.e., purchase price plus all costs and expenses incurred in Closing) bears to the Actual Investment. The Lease shall specifically contemplate the obligations of Tenant to prepare and provide certified operating statements including the calculation of EBITDA hereunder as well as the obligation to increase the Base Lease Rate and rental payments as contemplated above.

                  d. Nothing herein shall obligate the Buyer to pay Earn-Out except specifically in accordance with the provisions hereof. Under no circumstances shall Buyer have an obligation to pay Earn-Out hereunder for any period after the thirty-six (36) month period following the date of Closing or in excess of the maximum Earn-Out in the aggregate.

The provisions of this Section 21 shall survive the Closing hereunder.

         22.  Miscellaneous Provisions.

                  a. Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder without the written consent of Seller to (i) CNL American Realty Fund, Inc., a Maryland corporation, or its affiliate, or any other entity which is owned, controlled, managed or advised by Buyer or any affiliate of Buyer, or (ii) with the prior written consent of Seller to any other third party which has the financial wherewithal in the reasonable business judgement of Seller to perform the obligations of Buyer hereunder; provided, however, that any assignee of Buyer assumes all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall not have the right to assign its rights and obligations hereunder, except to the extent expressly permitted in Section 1.t above, in which event Seller shall deliver written notice thereof to Buyer and shall nonetheless remain liable for any breach of the representations and warranties and performance of the covenants set forth herein. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

                  b. Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

                  c. Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer.

                  d. Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

                  e. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of Georgia.

                  f. Termination. This Agreement shall be void and of no force and effect unless signed by Seller and Escrow Agent and delivered to Buyer no later than five (5) business days following the date of Buyer's execution of this Agreement.

                  g. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  h. Attorneys' Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys' fees based upon standard hourly rates for services rendered. As used herein, the "prevailing party" shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

                  i. Certain References. As used in this Agreement, the words "hereof," "herein," "hereunder" and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

                  j. Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a "calendar" day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

                  k. Authority. Subject to the provisions of Section and , each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

                  l. Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  m. Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

                  n. Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

         IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

                                               BUYER:

                                               CNL REAL ESTATE ADVISORS, INC.,
                                               a Florida corporation


                                               By:   /s/ Robert A. Bourne
                                                 Title:   President

                                               Date:   April 20, 1998

                                               SELLER:

                                               BUCKHEAD RESIDENCE ASSOCIATES,
                                               LLC, a Georgia limited liability
                                               company


                                               By: Stormont Trice Development
                                                   Corporation
                                                   a Georgia corporation
                                               Title:  Managing Member

                                               By:   /s/ James M. Stormont, Jr.
                                               Title:   Chief Financial Officer

                                               Date:   April 20, 1998


                                               ESCROW AGENT:

                                               FIRST AMERICAN TITLE INSURANCE
                                               COMPANY



                                               By: Steven A. Nelson
                                               Title: Ofice Manager

                                               Date: April 20, 1998

                                     JOINDER


         The undersigned hereby joins in the execution of this Agreement for the sole purpose of agreeing to the provisions of Paragraph 20 hereunder.


                                              STORMONT TRICE MANAGEMENT
                                              CORPORATION, a Georgia corporation


                                              By:    /s/ Donald  R. Trice
                                              Title:      Chairman

                                              Date:       April 17, 1998

               FIRST AMENDMENT TO HOTEL PURCHASE AND SALE CONTRACT


         THIS FIRST AMENDMENT TO HOTEL PURCHASE AND SALE CONTRACT (this "Amendment") is made and entered into this 31st day of July, 1998, by and between BUCKHEAD RESIDENCE ASSOCIATES, L.L.C., a Georgia limited liability company, having a mailing address of c/o Stormont Trice Corporation, One Riverside, Suite 300, 4401 Northside Parkway, Atlanta, Georgia 30327 ("Seller"), and CNL REAL ESTATE ADVISORS, INC., a Florida corporation, having a mailing address of 400 East South Street, Suite 500, Orlando, Florida 32801 ("Buyer");

                              W I T N E S S E T H:


         WHEREAS, Seller and Buyer are parties to that certain Hotel Purchase and Sale Agreement, dated as of April 24, 1998, regarding the purchase and sale of certain improved real property known as the Buckhead Residence Inn by Marriott (the "Agreement"); and

         WHEREAS, Seller and Buyer are desirous of modifying and amending certain terms and provisions of the Agreement, as more particularly set forth herein.

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party hereto respectively agrees constitutes sufficient consideration received at or before the execution and delivery hereof, Seller and Buyer, intending to be legally bound, do hereby covenant and agree as follows:

         1. Definitions. Except as otherwise defined herein, all terms utilized herein with an initial capital letter shall have the meaning ascribed to such terms in the Agreement. Section 1 is hereby modified and amended by adding the following definition as subparagraph "s" thereof, and relettering the subsequent subparagraphs in Section 1:

                           "s.      "Retained Funds" shall mean the sum of Eight
                  Hundred Nineteen Thousand and No/100 Dollars ($819,000.00)."

         2. Payment of Purchase Price. Section 3.d of the Agreement shall be and is hereby modified and amended in its entirety to read as follows:

                           "d. Balance of Purchase  Price.  At the Closing,  the
                  balance of the Purchase Price, less the Retained Funds and any apportionments set forth in Section 7.a hereof shall be paid in full by Buyer by wire transfer of immediately available funds, as Seller shall direct. The Retained Funds shall be retained by Buyer and shall be held and disbursed as provided herein. The Retained Funds shall be payable to Seller by wire transfer of immediately available federal funds within ten
                  (10) days after the expiration or sooner termination of the Lease (other than any termination arising from the occurrence of any "Event of Default" (as such term is

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



                  defined in the Lease) by STC Leasing Associates, LLC, a Georgia limited liability company, or its successors, legal representatives or assigns ("Tenant") in which event the terms of the Lease shall govern its disposition. Transfer of the Retained Funds shall be to an account or accounts to be designated by Seller or Seller's designee prior to such date. The Retained Funds shall be held by Buyer as the property of Seller; provided, however, at the Closing, Seller shall be deemed to have delivered the Retained Funds to Buyer as security for the faithful observance and performance by Tenant of all of the terms, covenants and conditions under the Lease to be observed and performed by Tenant, including, without limitation, the surrender of possession of the Property to Buyer as provided in the Lease and provided further Buyer shall retain and own all interest on the Retained Funds.
                  Seller hereby acknowledges, ratifies and confirms (which acknowledgment, ratification and confirmation shall be deemed remade at the Closing) that it shall receive at Closing good and valuable consideration (including, without limitation, the financial benefits that will inure to Seller by virtue of Tenant's occupancy and operation of the Property under the Lease) in exchange for its delivery of the Retained Funds for the benefit of Tenant as security for the observance and performance by Tenant of its duties and obligations under the Lease. The provisions of this Section 3.d shall survive the Closing and shall remain in full force and effect until such time as the Retained Funds have been remitted pursuant to the provisions of this Section 3.d or the provisions of Section
                  4.13 of the Lease."

         3. Governing Law. This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of Georgia.

         4.   Counterparts.   This   Amendment   may  be   executed  in  several
counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

         5. Ratification and Confirmation. Except as expressly modified and amended hereby and by the amendments referenced herein, all terms, conditions and provisions of the Agreement remain unamended and unmodified and the Agreement, as modified and amended hereby, is hereby ratified and confirmed by Seller and Purchaser.



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


         IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the date first above written.

                             SELLER:

                             BUCKHEAD RESIDENCE ASSOCIATES, L.L.C.,
                             a Georgia limited liability company

                             By: Stormont Trice Development Corporation, a Georgia corporation, as Managing Member



                             By:      /s/ James M. Stormont, Jr.
                                      James M. Stormont, Jr.
                                      Vice President



                             BUYER:

                             CNL REAL ESTATE ADVISORS, INC., a Florida corporation



                             By:      /s/ Charles A. Muller
                                      Name:   Charles A. Muller
                                      Title:    Executive Vice President


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